Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN

NICHOLAS S. SCHORSCH

AND

FIRST STATES GROUP, L.P.

This Employment Agreement (the “Agreement”), dated as of August 30, 2005 (“Effective Date”), between First States Group, L.P., a Delaware limited partnership (the “Company”), and Nicholas S. Schorsch (the “Executive”):

WHEREAS, American Financial Realty Trust, a Maryland real estate investment trust (the “REIT”), is a limited partner and the sole owner of the general partner of the Company;

WHEREAS, this Agreement amends and restates the Employment Agreement between the Company and the Executive, dated January 1, 2004 (the “January 2004 Agreement”);

WHEREAS, the January 2004 Agreement amended and restated the Employment Agreement between the Company and the Executive, dated May 15, 2003 (the “May 2003 Agreement”);

WHEREAS, the May 2003 Agreement amended and restated the Employment Agreement between the REIT (which assigned that agreement to the Company) and the Executive, dated September 10, 2002 (the “Original Agreement”);

WHEREAS, the Executive has extensive experience in owning and operating real estate companies which own commercial real estate and, prior to entering into the Original Agreement, had been the owner of certain businesses that, in connection with the formation of the REIT and the private placement of common shares (“Common Shares”) of beneficial ownership, par value $.001 per share of the REIT (referred to herein as the “144A Offering”), were acquired by the REIT or the Company;

WHEREAS, the Company has determined that appropriate steps should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction;

WHEREAS, in consideration of the Executive’s continued employment with the Company, the Company desires to provide the Executive with certain compensation and benefits set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive’s employment with the Company is terminated for a reason related to a Change of Control (as defined below) of the REIT; and

WHEREAS, the Company wishes to continue to employ the Executive in the capacities and on the terms and conditions set out below, and the Executive has agreed to continue such employment, in the capacities and on the terms and conditions set forth below.

NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

1. EMPLOYMENT.

(a) POSITIONS. The Executive shall continue to be employed by the Company as its President and Chief Executive Officer. The Executive shall also continue to be an officer of the REIT as its Vice Chairman of the Board of Trustees (“Board”), President and Chief Executive Officer.

(b) DUTIES. The Executive’s principal employment duties and responsibilities shall continue to be those duties and responsibilities customary for the positions of President and Chief Executive Officer and such other executive duties and responsibilities as the Board shall from time to time reasonably assign to the Executive. The Executive shall continue to be responsible for and have authority over the day-to-day operational management of the Company and the REIT. The Executive shall continue to report directly to the Board. All other officers of the Company and the REIT shall continue to report to the Executive or such person(s) as the Executive may designate from time to time.

(c) EXTENT OF SERVICES. Except for illnesses and vacation periods, the Executive shall continue to devote a substantial majority of his business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, Executive (i) shall be permitted to continue to manage, operate and devote time and attention to those properties and businesses he owned, operated or controlled at the time of the 144A Offering that were not transferred to or purchased by the Company or the REIT in connection with the 144A Offering or any properties and businesses that were transferred to the Company and that Executive subsequently reacquires pursuant to the terms of the Contribution Agreement dated September 4, 2002 (collectively referred to herein as the “Excluded Businesses”), (ii) may make any passive investment where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (iii) may participate in charitable, academic or community activities, and in trade or professional organizations, or (iv) may hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time.

2. TERM. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect thereafter until May 15, 2008 (the “Initial Term”), and shall be automatically extended for an additional one (1) year period on May 15, 2004 and on each May 15 thereafter, including each May 15 that occurs within the Initial Term (the last day of each such term is referred to herein as a “Term Date”), unless either party terminates this Agreement not later than sixty (60) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew, or it is sooner terminated pursuant to Section 7. For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 7.

3. BASE SALARY. The Company shall continue to pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The Base Salary shall be $866,000. The Board or the Compensation and Human Resources Committee of the REIT (the “Compensation Committee”) shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective January 1 of any year during the Term; provided, however, that on each January 1 during the Term, the Base Salary shall be increased by a minimum positive amount equal to the Base Salary in effect on January 1 of the prior year multiplied by the percentage increase in the Consumer Price Index for such year. The amount of the increase shall be determined before March 31 of each year and shall be retroactive to January 1. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.

4. ANNUAL INCENTIVE AWARDS.

(a) ANNUAL INCENTIVE BONUS POLICY. Effective as of January 1, 2005, and for each year thereafter, the Executive shall be entitled to receive an annual incentive bonus for each fiscal year during the Term of this Agreement in the form of cash and Restricted Share Grants (as defined below) in accordance with a bonus policy adopted by the Compensation Committee by January 31 for each fiscal year containing individual performance goals for participants and corporate performance goals set at Threshold, Target and Maximum levels, and allocating each participant’s annual incentive bonus on a percentage basis between individual and corporate performance goals (the “Bonus Policy”). The bonus will be prorated based on the achievement of individual or corporate performance goals between such levels as shall be provided for under the Bonus Policy or determined at the discretion of the Compensation Committee. For each fiscal year, a total bonus percentage (the “Total Bonus Percentage”) shall be determined under the Bonus Policy in effect for such fiscal year by how well the Executive has met the individual performance goals established for the Executive for such year and by how well the overall corporate goals have been met on the following basis:

Total Bonus Percentage = Individual Bonus Percentage + Corporate Bonus Percentage

where:

“Individual Bonus Percentage” = individual goals allocation percentage x individual performance level achieved (Threshold, Target or Maximum percentage)

“Corporate Bonus Percentage” = corporate goals allocation percentage x corporate performance level achieved (Threshold, Target or Maximum percentage)

The percentages established for the Executive for the performance bonus levels for 2005 shall be 50% for Threshold Level, 100% for Target Level and 200% for Maximum Level; provided, however, that the Compensation Committee shall have the discretion to increase the percentages at each of the Threshold, Target and Maximum Levels by an amount up to an additional 50% (i.e., up to 100% for Threshold, 150% for Target and 250% for Maximum, in the aggregate), if the Compensation Committee determines that the Trust performed well in terms of total shareholder return (dividends plus share price increase) for 2005 in relation to the REIT peer group. After 2005, the percentages shall not be less than the 2005 percentages for each performance bonus level without the written agreement of the Executive. If the performance criteria contained in such Bonus Policy for a fiscal year are not achieved, the Executive may be eligible to receive an incentive bonus for such fiscal year, in such amount as is determined by the Compensation Committee.

(b) CASH INCENTIVE BONUS. The cash portion of the annual incentive bonus for a fiscal year (the “Cash Incentive Bonus”) shall be an amount related to the Executive’s Base Salary for such fiscal year determined as follows:

Cash Incentive Bonus = Total Bonus Percentage x Base Salary

The Cash Incentive Bonus for a fiscal year shall be paid to the Executive within one month after the end of such fiscal year.

(c) RESTRICTED SHARE INCENTIVE BONUS. The portion of the annual incentive bonus payable in Restricted Share Grants for a fiscal year (the “Restricted Share Incentive Bonus”) shall consist of a base grant (the “Base Grant”) plus a performance grant (the “Performance Grant”) determined as follows:

Restricted Share Incentive Bonus = Base Grant + Performance Grant

where:

“Base Grant” = 50% x Target Grant

“Performance Grant” = 50% x Total Bonus Percentage x Target Grant

The Target Grant for 2005 for the Executive has been established at 128,734 Common Shares under the 2005 Bonus Policy, and the Target Grant for each fiscal year thereafter shall be established under the Bonus Policy adopted for such fiscal year. The Restricted Share Incentive Bonus for a fiscal year shall be issued to the Executive in the form of Restricted Share Grants within one month after the end of such fiscal year. The Restricted Share Grants issued under the Restricted Share Incentive Bonus shall vest in accordance with Section 5(c) below, except that, regardless of the effective date of the grant vesting shall be deemed to commence on the first business day of the fiscal year immediately following the fiscal year to which the Restricted Share Incentive Bonus relates.

5. LONG TERM AWARDS.

(a) 2002 EQUITY INCENTIVE PLAN OPTION GRANTS. The REIT has established the 2002 Equity Incentive Plan (“Equity Incentive Plan”). Under the Original Agreement, on the closing of the 144A Offering, the REIT granted the Executive an initial grant of options to purchase 1,515,625 Common Shares (the “Initial Grant Options”). The Initial Grant Options have an exercise price of $10.00 per share and a term of ten (10) years and will vest and become exercisable with respect to 25% of the underlying Common Shares on the one-year anniversary of the date of grant and 6.25% of the underlying Common Shares on the last day of each fiscal quarter thereafter until fully vested; provided, however, that the Executive will be 100% vested in the Initial Grant Options upon (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), (iii) a termination by the Executive for Good Reason (as defined herein), (iv) his death, (v) his becoming Permanently

Disabled (as defined herein), or (vi) the Company’s failure to renew this Agreement. The Executive will forfeit all unvested Initial Grant Options if he is terminated for Cause or he terminates his employment hereunder for other than Good Reason. The Executive shall be eligible to receive future option grants as determined by the Compensation Committee.

(b) 2002 EQUITY INCENTIVE PLAN RESTRICTED SHARE AWARDS. The Equity Incentive Plan provides for the issuance of Common Shares as restricted Common Shares (“Restricted Share Grants”) to the extent that such Common Shares are available thereunder. The Executive shall be eligible to receive Restricted Share Grants as approved by the Compensation Committee, and if the Compensation Committee approves Restricted Share Grants to executives of the Company, then, as appropriate in the context, the Executive will receive Restricted Share Grants consistent with, and appropriate in respect of, his position as Chief Executive Officer. The REIT granted the Executive initial Restricted Share Grants for 600,000 Common Shares on July 1, 2003 and 149,000 Common Shares on January 1, 2004 (the “Initial Restricted Share Grants”). The Compensation Committee also approved, a Restricted Share Grant to the Executive for 120,000 Common Shares, effective January 2, 2004 (the “January 2004 Restricted Share Grant”) and a Restricted Share Grant to the Executive for 128,734 Common Shares, effective January 4, 2005 (the “January 2005 Restricted Share Grant”).

(c) VESTING OF RESTRICTED SHARE AWARDS. The January 2004 and January 2005 Restricted Share Grants are, and future awards of Restricted Share Grants shall be, on the following terms: vesting at the rate of 25% of the underlying Common Shares on the one-year anniversary of the effective date of the grant of Common Shares as Restricted Share Grants and 6.25% of the underlying Common Shares on the last day of each fiscal quarter thereafter until fully vested; provided, however, that the Executive will be 100% vested and all restrictions will lapse upon (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), (iii) a termination by the Executive for Good Reason (as defined herein), (iv) his death, (v) his becoming Permanently Disabled (as defined herein), or (vi) the Company’s failure to renew this Agreement. If the Executive is terminated for Cause or if he voluntarily terminates his employment for other than Good Reason, the Company has the right to repurchase any unvested Restricted Share Grants in accordance with the terms of the Equity Incentive Plan. The Common Shares issued as Restricted Share Grants will have voting and dividend rights, and, following the restriction period, shall be registered and fully transferable by the Executive.

(d) OUTPERFORMANCE PLAN BONUS. The REIT previously established the 2003 Outperformance Plan (the “OPP”) as an incentive compensation plan for key employees with awards determined based on the annual and the three-year total return to shareholders of the REIT over the period ending December 31, 2005.

(e) 2006 LONG-TERM INCENTIVE PLAN. The REIT has established the 2006 Long-Term Incentive Plan (the “2006 LTIP”), effective as of January 1, 2006, as a long-term, performance-based plan, using the growth in the REIT’s funds from operations as the measurement criteria. The Compensation Committee has approved a Target Unit (as defined in the 2006 LTIP) allocation (“Target Units”) of 30% to the Executive, which will become effective on January 1, 2006 if the Executive is employed by the Company at that date. If the REIT terminates or otherwise replaces the 2006 LTIP before the end of its term, then the Executive will be entitled to receive a minimum allocation of at least 30.0% of the aggregate award under any long-term, performance-based plan that replaces the 2006 LTIP. The Executive will receive economically consistent results appropriate in respect of his position as Chief Executive Officer for any long-term, performance-based plan for executives that the Company or the REIT puts into effect for performance periods that begin at or after the conclusion of the 2006 LTIP. During the term of the 2006 LTIP, as well as for any successor plan, the Executive, as Chief Executive Officer, will have the right to make recommendations to the Compensation Committee as to which Company employees are eligible to receive an allocation under the 2006 LTIP, or any successor plan, and the amount of that allocation, subject to Compensation Committee review and approval.

6. BENEFITS.

(a) VACATION. The Executive shall be entitled to eight (8) weeks of paid vacation per full calendar year, which shall accrue during the Executive’s employment with the Company. The Executive shall be entitled to cash in lieu of any accrued but unused vacation time in accordance with the Company’s vacation policy.

(b) SICK AND PERSONAL DAYS. The Executive shall be entitled to sick and personal days on an as needed basis.

(c) EMPLOYEE BENEFITS.

(i) PARTICIPATION IN EMPLOYEE BENEFIT PLANS. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to any other executive of the Company.

(ii) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company shall provide to the Executive a supplemental executive retirement plan (“SERP”) benefit on the terms and conditions set forth in Appendix A to this Agreement.

(iii) DISABILITY INSURANCE. The Company shall maintain, at its cost, supplemental renewable long-term disability insurance as agreed to by the Company and the Executive.

(d) OTHER BENEFITS.

(i) ANNUAL PHYSICAL. The Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the Philadelphia, Pennsylvania area selected by the Executive.

(ii) CAR ALLOWANCE. The Company shall pay Executive a monthly car allowance of $2,000.

(iii) TAX PREPARATION AND FINANCIAL PLANNING. The Company shall pay or promptly reimburse the Executive for costs incurred by him in connection with tax preparation and financial planning assistance, to be furnished by such advisors as chosen by the Executive, up to a maximum aggregate of $30,000 annually.

(iv) DIRECTORS AND OFFICERS INSURANCE. During the Term, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company and the REIT on a basis no less favorable to him than the coverage provided to any other current officers and trustees. Additionally, after any termination of employment of the Executive for any reason, for a period through the sixth anniversary of the termination of employment, the Company and the REIT shall maintain directors and officers insurance coverage for the Executive covering his acts or omissions while an officer of the Company and the REIT on a basis no less favorable to him than the coverage provided to then-current officers and trustees or, in the event of a Change of Control, to former officers and trustees of the Company and the REIT and the then-current officers and trustees of their respective successor entities.

(v) LIFE INSURANCE. The Company may purchase on the life of the Executive $15 million of key man life insurance with the Company as the beneficiary of the death benefit. The Company has purchased on the life of the Executive a 30 year vanishing premium, whole life insurance policy with a death benefit of $15 million with the Executive (or his assignee) as the owner of the policy and with the right to designate the beneficiary of the death benefit. The premiums paid on this policy shall be imputed as income to the Executive, and the Company will pay to the Executive such additional amount as necessary to have no federal, state or local tax effect on the Executive (the “Executive Life Insurance Program”). The Executive Life Insurance Program shall be issued by a AA or better rated (by AM Best) insurer. The Executive Life Insurance Program was purchased after the Company obtained bids for the program and reviewed the final program with the Executive and the Chairman of Compensation Committee for approval. The program will be maintained with a structure that complies with all requirements of the Sarbanes-Oxley Act or similar requirements.

(vi) EXPENSES, OFFICE AND SECRETARIAL SUPPORT. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to any other executive of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties.

(vii) FINANCIAL ASSISTANT. The Company shall pay or promptly reimburse the Executive for costs incurred by him in connection with the employment by the Executive of an assistant to manage the Executive’s financial affairs, including the cost of salary and employee benefits, plus such additional amount as necessary to have no federal, state or local tax effect on the Executive.

7. TERMINATION. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a) DEATH OR PERMANENT DISABILITY. Immediately upon death or Permanent Disability of the Executive. As used in this Agreement, “Permanent Disability” shall mean an inability due to a physical or mental impairment to perform the material services contemplated under this Agreement for a period of six (6) months, whether or not consecutive, during any 365-day period. A determination of Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Permanent Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Permanent Disability shall not be considered a breach of this Agreement by the Company.

(b) FOR CAUSE. At the election of the Company and subject to the provisions of this Section 7(b), immediately upon written notice by the Company to the Executive of his termination for Cause. For purposes of this Agreement, “Cause” for termination shall be deemed to exist solely in the event of (i) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Executive on a per se basis due to the Company offices held by the Executive, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, (iii) a willful failure to perform or adhere to explicitly stated duties that are consistent with the terms of this Agreement, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of this Agreement), which, in any such case, continues for thirty (30) days after written notice from the Board to the Executive, or (iv) gross negligence or willful misconduct in the performance of the Executive’s duties. For purposes of this Section 7(b), no act, or failure to act, on the Executive’s part will be deemed “gross negligence” or “willful misconduct” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company. The parties agree that in order to terminate the Executive pursuant to Subsections (ii) and (iv) hereof, the Company shall first be required to prove to the reasonable satisfaction of the Executive that he engaged in improper conduct under these Subsections, and if the Executive shall not agree with the Company’s assessment of his conduct, then the Executive shall not be terminated until an arbitrator, as provided for in Section 13(b), has determined that the Executive’s conduct constituted improper conduct under the applicable Subsection.

(c) WITHOUT CAUSE OR WITHOUT GOOD REASON. At the election of the Company, without Cause, or at the election of the Executive, without Good Reason, in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.

(d) FOR GOOD REASON. At the election of the Executive, for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions or omissions, provided the Executive notifies the Company of his determination that Good Reason exists within 60 days of the action or omission on which such determination is based:

(i) removal from the Board, or the failure to be nominated or elected to the Board,

(ii) failure to renew this Agreement on at least comparable terms at any Term Date,

(iii) a material reduction of the Executive’s duties, responsibilities or reporting requirements, or the assignment to the Executive of any duties, responsibilities, or reporting requirements that are inconsistent with his positions as President, Chief Executive Officer, and Vice Chairman of the Board, as the case may be,

(iv) a reduction by the Company in the Executive’s annual Base Salary,

(v) the Company’s failure to continue in effect the Equity Incentive Plan, the 2006 LTIP or the OPP, unless comparable alternative compensation arrangements (embodied in ongoing substitute or alternative plans) have been provided to the reasonable satisfaction of the Executive, provided, however, that the termination of the Equity Incentive Plan, the 2006 LTIP or the OPP under the terms of such plan without action by the Company shall not be an event that triggers Good Reason under this clause (v),

(vi) a reduction or loss of employee benefits or material fringe benefits, both in terms of the amount of the benefit and the level of the Executive’s participation therein, enjoyed by the Executive under the employee benefit and welfare plans of the Company, including without limitation such benefits as group health, dental, 401(k), accident, disability insurance, or group life insurance, that is caused by the Company except as is required by applicable law,

(vii) absent the Executive’s prior written consent, the requirement by the Company that the principal place of business at which the Executive performs his duties be changed to a location that is outside of a 50 mile radius of Jenkintown, Pennsylvania. The parties acknowledge that for these purposes, Executive’s principal place of business will be Jenkintown, Pennsylvania for approximately 36 to 38 weeks per calendar year, and the remainder, as the Executive decides, will be in Richmond, Virginia and Avalon, New Jersey, or

(viii) a breach by the Company of any provision of this Agreement that continues for a period of thirty (30) days after Executive provides written notice to the Company of such breach.

8. EFFECTS OF TERMINATION.

(a) TERMINATION ON PERMANENT DISABILITY; BY THE COMPANY WITHOUT CAUSE; BY THE EXECUTIVE FOR GOOD REASON. If the employment of the Executive should terminate by reason of his becoming Permanently Disabled, or a termination by the Company for any reason other than Cause, or by the Executive for Good Reason, then the Company shall pay all compensation and benefits for the Executive as follows:

(i) any Base Salary, Cash Incentive Bonus, Restricted Share Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of his termination of employment date that are related to his period of employment preceding his termination date, including pay in lieu of accrued, but unused, vacation, and

(ii) the prorated amount of the Cash Incentive Bonus at the Target Level for both corporate and individual performance for the year in which the termination of employment occurs, pro rated for the portion of such year during which the Executive was employed prior to the effective date of his termination, and

(iii) the amount equal to his Base Salary at the rate in effect on the effective date of the Executive’s termination of employment, or such higher rate in effect immediately before any reduction thereof that constituted Good Reason, that would have been paid or payable during the five (5) year period immediately following the effective date of his termination (the “Severance Period”), and

(iv) the issuance of fully vested Common Shares in an amount as determined by the Compensation Committee in its sole discretion, in lieu of any Restricted Share Incentive Bonus.

The sum of the amount payable under subsections (ii), (iii) and (iv) hereof is referred to herein as his “Severance Payment.” If a termination of employment under this Section 8(a) takes place during the Change of Control Termination Period (as defined below), then the Executive shall receive the Change of Control Severance Payment (as defined below) in lieu of the Severance Payment under Sections 8(a)(ii), (iii) and (iv).

(v) The Severance Payment shall be made in a single, lump sum cash payment no later than thirty (30) days after the effective date of the Executive’s termination of employment. With respect to any Severance Payment attributable to a period after the expiration of 18 calendar months after the termination of the Executive’s employment, such payment shall be reduced for compensation earned from other employment or self-employment after that date, and the Executive shall refund to the Company any amount due as a result of such reduction; provided, however, that there shall be no reduction for any amounts earned or paid to him with respect to the Excluded Businesses.

(vi) The Company shall allow the Executive to continue to participate during the Severance Period in any healthcare, dental, vision and prescription drug plans in which the Executive was entitled to participate immediately prior to his termination, to the same extent and upon the same terms as the Executive participated in such plans prior to his termination, provided that the Executive’s continued participation is permissible or otherwise practicable under the general terms and provisions of such benefit plans and programs. During the Severance Period, the Company shall pay for the Executive’s continued participation in said healthcare, dental, vision and prescription drug plans, including but not limited to premiums for such programs. To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive with substantially comparable benefits (without additional cost to the Executive) outside the scope of such plans, including, without limitation, reimbursing the Executive for his costs in obtaining such coverage, such as COBRA premiums paid by the Executive and/or his eligible dependents. If the Executive engages in regular employment after his termination of employment (whether as an executive or as a self-employed person), any employee benefit and welfare benefits received by the Executive in consideration of such employment which are similar in nature to the healthcare, dental, vision and prescription drug plans provided by the Company will relieve the Company of its obligation under this Section 8(a)(vi) to provide comparable benefits to the extent of the benefits soreceived.

(vii) The Executive’s stock options awarded under the Equity Incentive Plan (or any other or successor plan) shall immediately become 100% vested and he shall have a two-year period following the effective date of his termination of employment in which to exercise his vested stock options, including those stock options that vested upon his termination of employment.

(viii) The Executive’s restricted Common Shares awarded under the Equity Incentive Plan (or any other or successor plan) shall immediately become 100% vested and all restrictions shall lapse; provided, however, that this Section 8(a)(viii) shall not apply to any restricted Common Shares issued under the 2006 LTIP.

(ix) The Executive’s SERP benefit shall immediately become 100% vested.

(x) The Executive Life Insurance Program would be fully funded by the Company.

(xi) The Executive would be entitled to vest in and receive 100% of his total OPP allocation for the three-year term of the OPP (the “OPP Allocation”); provided, however that this subsection (xi) shall not apply for any termination by the Executive for a Good Reason other than a Good Reason in Section 7(d)(i), Section 7(d)(iii) and in Section 7(d)(iv). This percentage of his OPP Allocation shall be paid to the Executive (less any cash OPP payments previously received by the Executive) after the OPP reward is determined at the end of the OPP plan term, and will be reduced by a minimum amount paid as severance at the time of his termination of employment. This minimum amount paid at the time of his termination of employment would be equal to the OPP reward for the Executive determined at the date of his termination of employment, and the Compensation Committee would have the discretion to pay the minimum amount to the Executive in cash or Common Shares or a combination of cash and Common Shares.

(xii) Upon a termination of the Executive’s employment by the Company for any reason other than Cause, or by the Executive for one of the Good Reasons in

Section 7(d)(i), Section 7(d)(iii) or Section 7(d)(iv), then if such termination of employment occurs during the period after the effective date of the 2006 LTIP and prior to January 1, 2007, the Executive would be entitled to continue as an active participant in the 2006 LTIP for 75% of all outstanding Target Units allocated to him under the 2006 LTIP and any remaining Target Units shall be forfeited, and if the termination of employment occurs on or after January 1, 2007, then the Executive would be entitled to continue as an active participant in the 2006 LTIP for 100% of all outstanding Target Units allocated to him under the 2006 LTIP. If such termination of employment occurs on or after January 1, 2007, then: (i) any unvested restricted Common Shares issued under the 2006 LTIP that are held by the Executive at the termination date will become fully vested as of the Executive’s termination date, and (ii) the restrictions on the transfer of any vested Common Shares issued under the 2006 LTIP shall continue until the end of the term of the 2006 LTIP.

(xiii) Upon a termination of employment due to the Executive becoming Permanently Disabled, the Executive shall be entitled to the rights and benefits as provided for under the 2006 LTIP.

(b) TERMINATION ON DEATH. Upon a termination of employment due to the Executive’s death, the Executive shall become 100% vested in his stock options and restricted Common Shares awarded under the Equity Incentive Plan. The Executive’s personal representative shall have a one-year period following the Executive’s death in which to exercise his vested stock options, including those stock options that vested on death. The Company shall pay to the Executive’s personal representative any Base Salary, Cash Incentive Bonus, Restricted Share Incentive Bonus, OPP reward, expense reimbursements and all other compensation related payments that are payable as of his date of death and that are related to his period of employment preceding his date of death. The Executive’s surviving spouse or beneficiary shall receive his vested SERP benefit, determined on the date of his death, payable pursuant to the terms of the SERP as in effect on the date of his death, and within 60 days after the Executive’s death, shall pay to the Executive’s personal representative the prorated amount of Cash Incentive Bonus at the Target Level for both corporate and individual performance for the year in which the Executive’s death occurs, prorated for the portion of the year during which the Executive was employed prior to his death. Upon a termination of employment due to the Executive’s death, the Executive shall also be entitled to the rights and benefits provided for under the 2006 LTIP.

(c) BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE WITHOUT GOOD REASON. In the event that the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive his Base Salary, Cash Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of his termination of employment date and that are related to his period of employment preceding his termination date. The Executive shall be entitled to exercise his vested stock options, determined as of his termination date, pursuant to the terms of the option grant. If the Executive is terminated for Cause or if he voluntarily terminates his employment for other than Good Reason, he shall forfeit all unvested options, subject to Section 9(b) below, and the Company has the right to repurchase any unvested Restricted Share Grants in accordance with the terms of the Equity Incentive Plan. The Executive shall also be entitled to all benefits accrued and vested under any employee benefit plan of the Company.

(d) TERMINATION OF AUTHORITY. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions. On request of the Board at any time following his termination of employment for any reason, the Executive shall resign from the Board if then a member.

9. CHANGE OF CONTROL.

(a) CHANGE OF CONTROL. For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:

(i) any person, entity or affiliated group, excluding the REIT or any employee benefit plan of the REIT, acquiring more than 50% of the then outstanding voting shares of the REIT,

(ii) the consummation of any merger or consolidation of the REIT into another company, such that the holders of the voting shares of the REIT immediately prior to such merger or consolidation is less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company,

(iii) the complete liquidation of the REIT or the sale or disposition of all or substantially all of the REIT’s assets, such that after the transaction, the holders of the voting shares of the REIT immediately prior to the transaction is less than 50% of the voting securities of the acquiror or the parent of the acquiror, or

(iv) a majority of the Board of the REIT votes in favor of a decision that a Change of Control has occurred.

(b) CERTAIN BENEFITS UPON A CHANGE OF CONTROL. In the event of a Change of Control, the Executive shall become 100% vested in the stock options, restricted Common Shares awarded under the Equity Incentive Plan (or any other or successor plan) and in his SERP benefit, and shall also be entitled to the rights and benefits provided for under the 2006 LTIP. If the Executive voluntarily terminates his employment without Good Reason during the Change of Control Termination Period, then the Executive shall have a one-year period following the Change of Control in which to exercise his vested stock options, including those stock options that vested upon the Change of Control. In the event of a Change of Control, the Executive shall also be entitled to the rights and benefits provided for under the 2006 LTIP.

(c) CHANGE OF CONTROL SEVERANCE PAYMENT. If, at any time during (i) the six months prior to the date on which a Change of Control occurs, or (ii) the two year period beginning on the date of a Change of Control, (collectively, the “Change of Control Termination Period”), the Executive’s employment is terminated either (x) by the Company for any reason other than Cause, death or his becoming Permanently Disabled, or (y) by the Executive for Good Reason, then the Executive shall receive the severance benefits described in Section 8(a) of this Agreement, except that, in lieu of the Severance Payment described in Sections 8(a)(ii), (iii) and (iv), the Executive shall receive an amount equal to the Change of

Control Severance Payment (as defined below). The Change of Control Severance Payment shall be made in a single, lump sum cash payment no later than twenty (20) days after the effective date of the Executive’s termination of employment. If the Executive is entitled to the Change of Control Severance Payment described in this subsection (c) by reason of clause (i) above, the Executive shall receive the severance benefits described in Sections 8(a) above after his employment is terminated, regardless of whether the Change of Control actually occurs, and the Executive shall receive the Change of Control Severance Payment, less the value of compensation received in accordance with Sections 8(a)(ii), (iii) and (iv), to the extent such compensation is received prior to the Change of Control, only if the Change of Control is consummated within the time period covered by clause (i) and Executive shall receive such additional amounts in a single, lump sum cash payment no later than twenty (20) days after the consummation of the Change of Control.

For purposes of this Agreement, “Change of Control Severance Payment” shall mean 2.99 multiplied by the sum of (i) the Executive’s average annual Base Salary for the three calendar year period immediately prior to the Executive’s date of termination, which for this purpose is determined by taking the Executive’s Base Salary in effect on the Executive’s date of termination, or such higher rate in effect immediately before any reduction thereof that constituted Good Reason, as well as the Executive’s Base Salary in effect for the immediately preceding two calendar years, plus (ii) the average annual cash incentive bonus actually received by the Executive for the three full fiscal year periods that immediately preceded Executive’s date of termination, plus (iii) the average value of the Restricted Share Grants awarded to the Executive over the three year period immediately following the Executive’s date of termination (excluding any restricted shares received by the Executive under the 2006 LTIP), which for this purposes is determined by taking the value of such Restricted Share Grants at the time of grant and aggregating the value of all Restricted Share Grants for the same calendar year.

(d) EXCISE TAX.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment (including any of the Tax Gross-Up Payments as defined below in this Section 9(d)) or benefit (including any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by the Company or the REIT (or any successor thereto or affiliate thereof) to or for the benefit of the Executive, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with the Company or the REIT (or any successor thereto or affiliate thereof) or otherwise (a “Total Payment”), will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any comparable tax imposed by any replacement or successor provision of United States tax law (the “Excise Tax”), then the Company shall pay to the Executive one or more additional cash payments (the “Tax Gross-Up Payments”) in such amounts so that the net cash amount retained by the Executive, after deduction or payment of (A) the Excise Tax imposed on the Total Payments (including the Excise Tax imposed on the Tax Gross-Up Payments) and (B) all federal, state and local income and employment taxes imposed upon the Tax Gross-Up Payments, shall equal the excess of the Total Payments over the Tax Gross-Up Payments (it being understood that this is a circular definition that requires a reiterative calculation).

(ii) One or more determinations (each a “Tax Determination”) as to (A) whether any of the Total Payments will be subject to the Excise Tax, (B) the amount of the Excise Tax imposed thereon, and (C) the calculation of the related Tax Gross-Up Payment shall be made by the Company in consultation with such accounting and tax professionals as the Company considers necessary (with all costs related thereto paid by the Company). For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, (1) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G of the Code) unless and to the extent that, in the written opinion of independent tax counsel selected (and paid for) by the Company and reasonably acceptable to the Executive (“Tax Counsel”), certain Payments do not constitute parachute payments, and (2) all “excess parachute payments” (within the meaning of Section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that, in the written opinion of Tax Counsel (upon which the Executive may rely), such excess parachute payments are not subject to the Excise Tax. For purposes of determining the amount of any Tax Gross-Up Payment, the Executive shall be deemed to pay (x) federal income tax at the highest marginal rate in effect for the calendar year during which such Tax Gross-Up Payment is to be made, (y) FICA taxes at the highest rate applicable to wages in excess of the Social Security taxable wage base in effect for such calendar year, and (z) state and local income taxes at the highest marginal rates in effect for such calendar year in the state and local municipality of the Executive’s principal residence as of the date of termination or the date that any portion of the Total Payment becomes subject to the Excise Tax, net of the reduction in federal income tax attributable to the deduction of such state and local income taxes, and taking into account any limitation on deductions or credits or comparable negative impact for purposes of federal income tax as a result of the Total Payments made to the Executive during such calendar year.

(iii) An initial Tax Gross-Up Payment shall be made to the Executive on the date that the Change of Control Severance Payment is made, and within ten (10) days after each date that any portion of any Total Payment other than the Change of Control Severance Payment becomes subject to the Excise Tax (each such date is referred to as a “Payment Date”); provided that if the amount thereof cannot be fully determined by the Payment Date, the Company shall pay to the Executive by the Payment Date an estimate of such payment, determined by the Company reasonably and in good faith, and the Company shall pay to the Executive the remainder of such payment (if any) as soon as the amount thereof can be determined but in no event later than twenty (20) days after the Payment Date. Whenever any Tax Gross-Up Payment (or estimate thereof) is made to the Executive, the Company shall provide to the Executive the Company’s Tax Determination related to such payment, together with detailed supporting calculations and explanations and, if applicable, opinions of Tax Counsel. The Executive shall have the right to dispute any Tax Determination (a “Tax Dispute”) by so notifying the Company within fifteen (15) days after receiving such Tax Determination and the required supporting documentation. Each Tax Determination shall become final and binding upon the parties (A) if there is no Tax Dispute, at the end of such fifteen (15) day period, without change, or (B) if there is a Tax Dispute, upon final resolution of such Tax Dispute, with such changes as may result from such Tax Dispute. Other than the initial or an estimated Tax Gross-Up Payment as provided for above, any Tax Gross-Up Payment due from the Company to the Executive shall be paid within five (5) days after the related Tax Determination becomes final and binding, provided that, in the event of a Tax Dispute, any undisputed portion of the Tax

Gross-Up Payment shall be paid within five (5) days after the Executive notifies the Company of the Tax Dispute.

(iv) The parties acknowledge that, as a result of potential uncertainties in the application of the provisions of the Code dealing with the Excise Tax, it is possible that Tax Gross-Up Payments should have been made by the Company but were not (an “Underpayment”) or that Tax Gross-Up Payments made by the Company should not have been made (an “Overpayment”). In either such event, the Company shall make a Tax Determination of the amount of the Underpayment or Overpayment that has occurred, and the Executive shall have the right to initiate a Tax Dispute related thereto. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of amended returns and claims for refunds), follow the Company’s reasonable instructions and otherwise reasonably cooperate with the Company to correct such Overpayment.

(v) Notwithstanding anything to the contrary in this Section 9(d), in the event that the Total Payment may be structured or allocated in such a manner so as to minimize or eliminate the Excise Tax and, therefore, the Tax Gross-up Payments without reducing the value of the Total Payment that the Executive is entitled to receive, the Executive agrees to provide such assistance as is reasonabley necessary so that the Company (or any successor thereto) can eliminate or reduce the Tax Gross-up Payments.

10. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder by law or in any judicial or administrative proceeding (in which case, the Executive shall provide the Company with notice). In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 10 are not intended to restrict the Executive’s use of such previously acquired knowledge.

In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

11. NON-COMPETITION AND NONSOLICITATION. During the Term and for a period of 18 calendar months after the termination of the Executive’s employment (the “Noncompete Period”), the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever: (a) engage or assist others engaged, in whole or in part, in any business which is engaged in a business or enterprise that is substantially similar to the business of the Company that the Company was engaged in during the period of the Executive’s employment with the Company, or (b) without the prior consent of the Board, employ or solicit the employment of, or assist others in employing or soliciting the employment of, any individual employed by the Company (other than the Executive’s personal assistant or Executive’s secretary) at any time while the Executive was also so employed; provided, however, that the provisions of this Section 11 shall not apply in the event the Company materially breaches this Agreement or the Release.

Nothing in this Section 11 shall impede, restrict or otherwise interfere with the Executive’s management and operation of the Excluded Businesses. Further, nothing in this Section 11 shall prohibit Executive from making any passive investment in a public company, or where he is the owner of five percent (5%) or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any managerial efforts.

The Executive agrees that the restraints imposed upon him pursuant to this Section 11 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12. INTELLECTUAL PROPERTY. During the Term, the Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

13. DISPUTES.

(a) EQUITABLE RELIEF. The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 10, 11, or 12 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(b) ARBITRATION. Excluding only requests for equitable relief by the Company under Section 13(a), in the event that there is any claim or dispute arising out of or relating to this Agreement or the breach hereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Montgomery county, Pennsylvania, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“Rules”), by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three (3) arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two arbitrators, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party. The parties agree to use their reasonable best efforts to have such arbitration completed as soon as is reasonably practicable. Notwithstanding anything herein to the contrary, except as provided in (c) below the losing party shall pay the reasonable costs and expenses (including reasonable attorney fees and expenses) of the prevailing party with respect to such arbitration, except the Executive, if he is the losing party, shall not be required to pay such expenses and costs if the claim relates to statutory discrimination claims that he would not otherwise be required to pay if such claim had been brought in a court of competent jurisdiction.

(c) LEGAL FEES. The Company shall pay or promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in successfully enforcing or defending any right of the Executive pursuant to this Agreement even if the Executive does not prevail on each issue.

14. INDEMNIFICATION. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or the REIT.

15. COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of 18 months following his termination of employment he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

16. GENERAL.

(a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 16(a).

If to the Company, to:	First States Group, L.P.
1725 The Fairway
Jenkintown, PA 19046
Attn: Chairman of the Board of Trustees
Facsimile: 215-887-2585

If to Executive, at his last residence shown on the records of the Company.

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.

(b) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(e) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, including the Original Agreement, the May 2003 Agreement, and the January 2004 Agreement, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Board (other than the Executive).

(g) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

(h) CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

(i) PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.

(j) CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

(k) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

(l) CONSUMER PRICE INDEX. For purposes of this Agreement, the term “CPI” refers to the Consumer Price Index as published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984=100). If the CPI is hereafter converted to a different standard reference base or otherwise revised, the determination of the CPI adjustment shall be made with the use of such conversion factor, formula or table for converting the CPI, as may be published by the Bureau of Labor Statistics, or, if the bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by an agency of the United States, or failing such publication, by a nationally recognized publisher of similar statistical information.

(m) SECTION 409A OF THE CODE. To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, the Company and the Executive shall amend this Agreement so that such payments will be made in accordance with the requirements of Section 409A of the Code; provided, however, that, if any payment due to the Executive is delayed as a result of Section 409A of the Code, the Executive shall be entitled to be paid interest on such amount at an annual rate equal to the prime rate, as published in the Wall Street Journal, plus 2%, in effect as of the Executive’s date of termination. Amendment of the Agreement to comply with Section 409A of the Code will not result in the Executive being entitled to receive any reduced benefit under this Agreement. Notwithstanding the foregoing, in the event the Executive is subjected to excise taxes or other penalties under Section 409A of the Code by virtue of any amount due to him by the Company under this Agreement, the Company will pay an additional amount to the Executive to make the Executive whole for such taxes. Such additional amount will be paid to the Executive not later than the due date of the Executive’s tax return for the year in which the tax or penalty is imposed.

(n) SURVIVAL. The provisions of Sections 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FIRST STATES GROUP, L.P.			NICHOLAS S. SCHORSCH
By:	First States Group, LLC
Its general partner

By:
	Name:	Glenn Blumenthal
	Title:	Executive Vice President and Chief Operating Officer

Dated: August 30, 2005			Dated: August 30, 2005

GUARANTEE:

For good and valuable consideration, including the Executive’s agreement to serve as an officer of American Financial Realty Trust, the obligations of First States Group, L.P. under this Employment Agreement, dated August 30, 2005, with Nicholas S. Schorsch, shall be guaranteed by American Financial Realty Trust.

AMERICAN FINANCIAL REALTY TRUST

By:
Name:	Glenn Blumenthal
Title:	Executive Vice President and Chief Operating Officer

Dated: August 30, 2005

APPENDIX A

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Company shall maintain for the benefit of the Executive a non-qualified supplemental executive retirement plan (“SERP”) which shall provide to the Executive a minimum annual pension, commencing at the Executive’s attaining age 60 and payable as a single life annuity, equal to 50% of the Executive’s average annual compensation (including Base Salary, Cash Incentive Bonus and payments under the OPP) for the three (3) calendar years of the last ten (10) years of his employment by the Company which produce the highest average amount (or the annualized average of such compensation for his actual period of employment if less than three (3) calendar years) with a maximum annual benefit of $475,000. The Executive shall vest in his SERP benefit over a 5-year period, pursuant to the following vesting schedule:

Year 1	22%
Year 2	43%
Year 3	63%
Year 4	82%
Year 5	100%

A year of vesting service under the SERP is the 12-month period ending on each anniversary of his commencement of his employment with the Company, provided he is an employee of the Company on that vesting date. Executive also shall become 100% vested in his SERP benefit upon (a) the effective date of a Change of Control, (b) his termination date if the Company terminates him without Cause, (c) his termination date if he terminates for Good Reason, (d) the date he dies, or (e) the date he becomes Permanently Disabled.

The Executive’s annual SERP benefit shall be paid to the Executive in annual payments commencing on the first day of the month immediately following his 60th birthday, or if later, his termination of employment with the Company after age 60 (referred to herein as his “Retirement Date”) and continuing annually thereafter until the year in which the Executive dies. The Executive may elect, at least 30 days prior to the date on which SERP benefit payments are scheduled to begin, to receive monthly installment payments. The Executive shall receive his annual SERP benefit for a minimum of ten (10) years. The Executive may elect, within 30 days of his termination of employment date, that payment of his vested SERP benefit shall commence at any time selected by the Executive after he shall have terminated employment from the Company, provided that if payment begins prior to the Executive’s 60th birthday, such payment shall be actuarially reduced, as reasonably determined by the Board, to account for the commencement of such payments prior to age 60. Payment of such SERP benefits shall continue until the date of the Executive’s death if he has received at least ten (10) annual payments. In the event Executive dies prior to receiving ten (10) annual SERP payments, his surviving spouse (or his designated beneficiary) shall receive the actuarial equivalence of the balance due him in a single, lump sum cash payment. If Executive dies prior to the time benefit payments are

A-1

scheduled to begin, his surviving spouse (or designated beneficiary) shall receive the actuarial equivalence of his vested SERP benefit, determined as of the date of his death, in a single, lump sum cash payment. For purposes of determining actuarial equivalence, the 1983 GAM Mortality Table and interest at the average rate on 30-year Treasury Securities (or such other rate as in effect under section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code of 1986, as amended) shall be used.

The SERP is an unfunded plan and the Executive is an unsecured general creditor of the Company. The Company shall establish a “rabbi trust” to be used in connection with the SERP.

A-2